EXHIBIT 10.31
NON-QUALIFIED STOCK OPTION AGREEMENT
MEDTRONIC plc AMENDED AND RESTATED 2013 STOCK AWARD AND INCENTIVE PLAN

1.
The Option. Medtronic plc, an Irish public limited company (the “Company”), hereby grants to you, the individual named above, as of the above Grant Date, an option (the “Option”) to purchase the above number of ordinary shares of the Company, par value $0.0001 per share (the “Common Stock”), for the above Option Price Per Share, on the terms and conditions set forth in this Non-Qualified Stock Option Agreement (this “Agreement”) and in the Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan (the “Plan”). In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan shall govern. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Plan.

2.	Exercise of Option. The exercise of the Option is subject to the following conditions and restrictions:

a.
Expiration. Upon vesting of the Option, the Option may be exercised in whole or in part until the earlier of (i) the above Expiration Date, or (ii) the expiration of the applicable period following your Termination of Employment, as provided in Sections 2(c), (d) or (e) below.

b.	Schedule of Exercisability.

i.
Subject to the achievement of the performance target set forth in Section 2(b)(ii) below and, except as provided in Section 2(c), subject to your continued employment, the Option shall become vested and exercisable to the extent of 100% of the above number of shares of Common Stock on June 29, 2018 (the “Vesting Date”).

ii.
In order for the Option to vest and become exercisable, the Company’s cash Earnings Per Share Growth Rate for the three year period beginning on the first day of the Company’s 2016 fiscal year and ending on the last day of the Company’s 2018 fiscal year (“Cash EPS Growth Rate”) must equal or exceed a 3% compound annualized growth rate.  The Compensation Committee of the Board of Directors may amend the Cash EPS Growth Rate no later than its June 2015 meeting; provided, however, in no case will it be less than a 3% compound annualized growth rate.  Any portion of the Option that does not vest in accordance with this Section 2(b)(ii) will terminate on the date the Cash EPS Growth Rate is determined for purposes of this Agreement.

c.	Qualifying Termination Prior to the Vesting Date.

i.	In the event of your death or Disability, in either case prior to the Vesting Date, the Option shall remain outstanding and shall be eligible to vest in accordance with Section 2(b) above.

ii.
In the event of a termination of your employment, on or following April 25, 2015, by you for Good Reason or by the Company or one of its Affiliates other than for Cause, in either case prior to the Vesting Date, a pro rata portion of the Option shall remain outstanding and such portion shall be eligible to vest in accordance with Section 2(b) above. The pro-ration of the Option will be calculated using a fraction, the numerator of which is the number of days from the Grant Date through the date of your Termination of Employment, and the denominator of which is the number of days from the Grant Date through the Vesting Date. Any portion of the Option that does not remain eligible to vest pursuant to this Section 2(c)(ii) will terminate on the date of your Termination of Employment.

iii.
In the event of your Retirement during the period beginning April 29, 2017 through (and including) April 27, 2018, a portion equal to fifty percent (50%) of the Option shall remain outstanding and such portion shall be eligible to vest in accordance with Section 2(b) above. In the event of your Retirement on or following April 28, 2018, one hundred percent (100%) of the Option shall remain outstanding and such portion shall be eligible to vest in accordance with Section 2(b) above. Any portion of the Option that does not remain eligible to vest pursuant to this Section 2(c)(iii) will terminate on the date of your Termination of Employment.

iv.
The vested portion of the Option, if any, as calculated in accordance with this Section 2(c), may be exercised by you or your Successor (as applicable) at any time, or from time to time, subject to Section 2(g) below, (i) within five years after the Vesting Date in the event of your death, Disability or Retirement or (ii) within ninety days following the Vesting Date in the event of a termination of your employment, on or following April 25, 2015, by you for Good Reason or by the Company or one of its Affiliates other than for Cause.

For purposes of this Agreement, (i) the term “Successor” shall mean the legal representative of your estate or the person or persons who may, by bequest, inheritance or valid beneficiary designation (as provided in Section 15.7 of the Plan), acquire the right to exercise the Option and (ii) the terms “Disability” and “Retirement” shall have the meanings ascribed to those terms under any retirement plan of the Company which is qualified under Section 401 of the Code (which currently provides for retirement on or after age 55, provided you have been employed by the Company and/or one or more Affiliates for at least ten years, or retirement on or after age 62), or under any disability or retirement plan of the Company or any Affiliate applicable to you due to employment by a non-U.S. Affiliate or employment in a non-U.S. location, or as otherwise determined by the Committee.

d.	Qualifying Termination Following the Vesting Date.

i.
In the event of your death, Disability or Retirement, in each case following the Vesting Date, the Option, to the extent vested and unexercised, may be exercised by you or your Successor (as applicable) at any time, or from time to time, within five years after the date of the determination of your Disability or the date of such Termination of Employment, subject to Section 2(g) below.

ii.
In the event of the termination of your employment by you for Good Reason or by the Company or one of its Affiliates other than for Cause, in either case following the Vesting Date, the Option, to the extent vested and unexercised, may be exercised by you or your Successor (as applicable) at any time, or from time to time, within ninety days after the date of such Termination of Employment, subject to Section 2(g) below.

e.
Termination for Any Other Reason. In the event you incur a Termination of Employment for any reason other than those specified in Section 2(c), any unvested portion of the Option will terminate as of 11:00 p.m. CT (midnight ET) on the date of your Termination of Employment. You may exercise that portion of the Option that was vested but unexercised as of the date of your Termination of Employment for ninety (90) days following the date of your Termination of Employment, subject to Section 2(g) below. At 11:00 p.m. CT (midnight ET) on the date that is ninety (90) days after the date of your Termination of Employment, the Option will expire.

f.	Change of Control. Notwithstanding any other provision of this Agreement, the Option shall be subject to the provisions of Section 10.1 of the Plan.

g.	Expiration of Term. Notwithstanding the foregoing paragraphs (a)−(f), in no event shall the Option be exercisable after the Expiration Date.

3.
Manner of Exercise. To exercise your Option, you must deliver notice of exercise (the “Notice”) to the administrator (the “Administrator”) designated by the Company to provide services relating to the administration of the Plan at the time of your exercise. The Notice must be given in the manner specified by the Administrator and must specify the number of shares of Common Stock (the “Shares”) as to which the Option is being exercised and must be accompanied by payment of the purchase price for the Shares. Payment of the purchase price may be in cash or by check. To the extent permissible under applicable law, payment of the purchase price may also be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (i) the exercise price multiplied by (ii) the number of Shares in respect of which the Option shall have been exercised.

Exercise shall be deemed to occur on the earlier of (i) the date the Notice and the purchase price for the Shares as to which the Option is being exercised are received by the Administrator and (ii) the date you simultaneously exercise the Option and sell the Shares, using the proceeds from such sale to pay the purchase price.

4.
Withhold Taxes. You are responsible for payment of any federal, state, local or other taxes which must be withheld upon the exercise of the Option, and you must promptly pay to the Company any such taxes. The Company and its subsidiaries are authorized to deduct from any payment owed to you any taxes required to be withheld with respect to the Shares, including social security and Medicare (FICA) taxes and federal, state and local income tax with respect to income arising from the exercise of the Option. The Company shall have the right to require the payment of any such taxes before issuing any Shares pursuant to an exercise of the Option. In lieu of all or any part of a cash payment, to the extent permissible under applicable law, you may elect to have a portion of the Shares otherwise issuable upon exercise of the Option withheld by the Company to satisfy all or part of the withholding tax requirements relating to the Option exercise with such Shares valued in the same manner as used in computing such withholding taxes. Any fractional Share amount due relating to such tax withholding will be rounded up to the nearest whole Share and the additional amount will be added to your federal withholding.

5.
Forfeitures. If you have received or been entitled to receive payment in cash, delivery of Common Stock or a combination thereof pursuant to this Agreement within the period beginning six months prior to the date of your Termination of Employment and ending twelve months following the date of your Termination of Employment, the Company, in its sole discretion, may require you to return or forfeit the cash and/or Common Stock received or receivable with respect to this Option (or its economic value as of the date of the exercise of the Option), in the event that you engage in any of the following activities:

a.	performing services for or on behalf of any competitor of, or competing with, the Company or any Affiliate, within six months of the date of your Termination of Employment;

b.	unauthorized disclosure of material proprietary information of the Company or any Affiliate;

c.	a violation of applicable business ethics policies or business policies of the Company or any Affiliate; or

d.	any other occurrence determined by the Committee.
The Company’s right to require forfeiture must be exercised not later than 90 days after the Company acquires actual knowledge of such an activity, but in no event later than twelve months after your Termination of Employment. Such right shall be deemed to be exercised upon the Company’s mailing written notice of such exercise to your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 5 by preventing or terminating the exercise of any rights under this Option or the acquisition of Shares or cash thereunder.
If you fail or refuse to forfeit the cash and/or Shares demanded by the Company (the number of such shares of Common Stock as may be adjusted for any events described in Section 3.4 of the Plan), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per share of the Common Stock during the period between the date of your Termination of Employment and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.
For purposes of this Section 5, forfeiture of Common Stock shall be effected by the redemption of such Common Stock in accordance with the Articles of Association of the
Company and to the extent permissible under applicable law.
Notwithstanding the foregoing, this Section 5 shall have no application following a Change of Control, nor shall the Company’s Incentive Compensation Forfeiture Policy apply following a Change of Control to this Option or to any proceeds in respect of this Option.

6.
Conversion to Stock Settled Appreciation Rights. At any time following the Grant Date, the Company may convert this Option to a stock-settled Stock Appreciation Right. Upon exercise of a stock-settled Stock Appreciation Right, you shall receive shares of Common Stock with a value equal to the excess of (1) the Fair Market Value of the Shares on the date of exercise over (2) the Option Price Per Share multiplied by the number of Shares.

7.	Agreement. Your receipt of the Option and this Agreement constitutes your agreement to be bound by the terms and conditions of this Agreement and the Plan.
Accompanying this Agreement are instructions for accessing the Plan and the Plan Summary (prospectus) from the Administrator’s Internet website or HROC-Stock Administration’s intranet website. You may also request written copies by contacting HROC-Stock Administration at 763.514.1500.
HROC-Stock Administration
Medtronic plc
c/o Medtronic, Inc.
710 Medtronic Parkway NE MS LS195
Minneapolis, MN 55432-5604